Exhibit 99.2

CONFIDENTIAL

TO:	Glenn W. Novotny
FROM:	Jack Balousek
DATE:	October 30, 2007
SUBJECT:	Separation Agreement

Dear Glenn,

In light of your decision to resign as CEO of the Company, we would like to confirm your separation package and the terms of your transition out of the Company.

1.	Your resignation as CEO will be effective October 21, 2007; however you will remain an employee of the Company through June 15, 2008. Your termination date for all purposes will be June 15, 2008.

2.	You will tender your resignation as a member of the Company Board of Directors to be effective October 21, 2007.

3.	The Company will pay you a salary of $14,134.62 per week through your termination date consistent with the Company’s normal payroll practices. All appropriate taxes will be withheld.

4.	Your current Company provided benefits, except vacation accrual, will continue through your termination date. Post termination health insurance coverage will be available to you pursuant to COBRA.

5.	On your termination date (June 15, 2008), you will be paid for all vacation you accrued through October 21, 2007 but have not taken, which consists of 12 1/2 weeks ($176,682.68).

6.	The Company will continue to make the payments on your current leased automobile through May, 2008. Thereafter, you may elect to purchase the automobile from the leasing company or return the vehicle to the Company.

7.	After your termination date, you will be entitled to retain as your own property your Company provided laptop, blackberry and cell phone. You will be responsible for paying the service plans for this equipment after your termination date.

8.	You will continue to vest through November 10, 2008 in all restricted shares of Company stock issued to you under the Restricted Stock Award Agreement dated November 7, 2005. No additional shares of restricted stock will be issued to you.

1	Initial Glen W. Novotny GWN Jack Balousek JBB

9.	You will continue to vest through November 10, 2008 in all stock options granted to you under the Company’s Non-Qualified Stock Option Agreement. No additional stock options will be awarded to you.

10.	All deferred compensation owed to you by the Company will be paid consistent with The Central Garden & Pet Deferred Compensation Plan dated December 14, 2005 and the Central Garden & Pet Non-Qualified Deferred Compensation Plan amended and restated effective January 1, 2005.

11.	The Central Garden & Pet Company Non-Qualified Stock Option Agreement and the Restricted Stock Award Agreement under the 2003 Omnibus Equity Incentive Plan Restricted Stock Agreement; the Post Employment Consulting Agreement entered into November 7, 2005; the Agreement to Protect Confidential Information, Intellectual Property and Business Relationships entered into November 7, 2005; The Central Garden & Pet Deferred Compensation Plan dated December 14, 2005; and the Central Garden & Pet Non-Qualified Deferred Compensation Plan amended and restated effective January 1, 2005 will remain effective after your termination of employment with the Company.

12.	Should the hours worked by you under the Post Employment Consulting Agreement exceed 10 hours per month, you will be compensated at the rate of $250 per hour. Excess hours will only be required by mutual agreement.

13.	No monies or benefits, other than those specifically referred to in this Agreement, are owed or will be paid to you by the Company.

14.	This is the complete agreement between you and the Company regarding your termination of employment and the subjects covered by this Agreement. No agreement or understanding other than those referenced herein is part of our agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the parties.

15.	This Agreement will be governed consistent with the laws of the State of California.

Dated: 10/30/2007	Dated: 10/30/2007

/s/ Jack Balousek	/s/ Glenn W. Novotny
Jack Balousek	Glenn W. Novotny
Chair, Compensation Committee Central Garden & Pet Company

2	Initial Glen W. Novotny GWN Jack Balousek JBB